Exhibit 99.1

Curis Reports Second Quarter 2009 Financial Results and Provides Pipeline Update

-- Conference call to be held today at 9:00 am EDT --

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 30, 2009--Curis, Inc. (NASDAQ:CRIS), a drug development company seeking to develop proprietary targeted medicines for cancer treatment, today reported its financial results for the second quarter ended June 30, 2009.

“Curis has made important progress over the last quarter, including the continued dosing of patients in our ongoing Phase I clinical trial of CUDC-101, our first-in class HDAC/EGFR/Her2 inhibitor, and the issuance of a key U.S. patent related to this molecule,” said Dan Passeri, Curis’ President and Chief Executive Officer. “In addition, our scientists published data in Clinical Cancer Research and delivered two presentations at the American Association of Cancer Research 2009 meeting regarding CUDC-305, our Hsp90 inhibitor. We believe that these events further validate the quality of our research and development team and the underlying science of our targeted cancer programs. We are continuing to work diligently to secure a corporate partner for the further advancement of CUDC-305 and to consummate such a transaction in 2009.”

For the second quarter of 2009, Curis reported a net loss of $4.2 million or ($0.07) per share, as compared to a net loss of $2.0 million or ($0.03) per share for the same period in 2008.

Revenues for the second quarter of 2009 were $100,000 as compared to $3.1 million for the same period in 2008. The decrease in revenue from the prior year period was due to Curis’ recognition of $3.0 million in license revenues during the second quarter of 2008 from the achievement of a clinical development objective under Curis’ Hedgehog Pathway Inhibitor collaboration with Genentech.

Operating expenses for the second quarter of 2009 were $4.3 million as compared to $5.3 million for the same period in 2008.

  Research and development spending was $2.3 million for the second quarter of 2009 as compared to $3.2 million for the same period in 2008. The decrease is attributable to lower spending on Curis’ targeted cancer programs in connection with its implementation in the fourth quarter of 2008 of a plan to decrease spending in various research and development expense areas, particularly costs associated with preclinical research.
  General and administrative spending was $2.0 million for the second quarter of 2009 as compared to $2.1 million for the same period in 2008. The decrease in general and administrative expenses was primarily due to decreases in personnel and consulting costs as well as a decline in stock-based compensation expense. Offsetting these decreases, legal expenses increased due to costs associated with patent applications for Curis’ targeted cancer programs and other legal services.

For the six-month period ending June 30, 2009, Curis reported a net loss of $3.1 million or ($0.05) per share, as compared to a net loss of $5.4 million or ($0.09) per share for the same period in the prior year.

Revenues for the six months ended June 30, 2009, were $6.1 million as compared to $5.2 million for the same period in 2008.

Operating expenses were $9.3 million for the six months ended June 30, 2009, as compared to $11.2 million for the same period in 2008. Research and development expenses were $5.2 million for the six months ended June 30, 2009, as compared to $6.7 million for the same period in 2008. General and administrative expenses were $4.1 million for the six months ended June 30, 2009, as compared to $4.5 million for the same period in 2008.

As of June 30, 2009, Curis’ cash, cash equivalents and marketable securities totaled $26.8 million, and there were 63.8 million shares of common stock outstanding.

“We estimate that our cash, cash equivalents and marketable securities as of June 30,, 2009, when combined with our receipt in July 2009 of $2.7 million in proceeds from the exercise of warrants to purchase shares of our common stock, provide us with sufficient capital to fund our planned operations into the fourth quarter of 2010,” said Michael Gray, Curis’ Chief Operating and Chief Financial Officer. “One of our principal objectives in seeking to license CUDC-305 is to extend our cash position well into 2011, affording us the opportunity to further develop CUDC-101 and other targeted inhibitors in our pipeline. In addition, we expect important data during the second half of 2010 from our collaborator Genentech’s ongoing Phase II clinical trials of GDC-0449, a Hedgehog Pathway Inhibitor. If we are successful in our CUDC-305 licensing efforts, our cash runway should be adequate for us to benefit from any positive data stemming from these clinical trials, while also affording us the opportunity to receive potential future milestone payments on Genentech’s continued progression of this molecule.”

Mr. Gray continued, “In addition, we were pleased to be added to the Russell 2000 and 3000 indexes at the end of June and believe that Curis’ addition to these indexes demonstrates the important progress that we have made over the past year.”

Pipeline Update

Curis expects to complete the dose escalation portion of its ongoing CUDC-101 Phase I clinical trial during the second half of 2009 and also intends to subsequently expand the Phase I clinical trial to test CUDC-101 in specific tumor types including non-small cell lung, breast, colon and pancreatic cancers.

In addition, the Company announced recent progress with GDC-0449, a first-in-class Hedgehog Pathway Inhibitor that is under development by Curis’ collaborator Genentech, a wholly owned member of the Roche Group. Genentech is currently conducting three ongoing clinical trials of GDC-0449, including a pivotal Phase II trial in advanced basal cell carcinoma, or BCC, that was initiated in February 2009 and Phase II clinical trials in metastatic colorectal cancer and in advanced ovarian cancer that were initiated in 2008. Genentech completed patient enrollment in the Phase II metastatic colorectal cancer trial in the second quarter of 2009.

In July, Roche provided an update in which it stated that GDC-0449 was one of 10 new molecular entities that are currently enrolling patients in registrational studies within Roche. Pending a successful outcome of the ongoing pivotal study, Roche projects that regulatory submissions for GDC-0449 in advanced basal cell carcinoma could occur in 2011.

Second Quarter and Recent Highlights

-- Received $2.7 million upon Warrant Exercises

In July 2009, Curis received proceeds of $2.7 million upon the exercise of warrants to purchase 2,632,198 shares of Curis’ common stock at a purchase price of $1.02 per common share. These warrants were originally issued in connection with an August 2007 private placement of shares of Curis common stock and warrants to purchase shares of its common stock.

-- Curis Added to Russell 3000® and Russell 2000® Indexes

In June 2009, Curis was added to the Russell 3000® and Russell 2000® Indexes when the Russell Investment Group reconstituted its family of U.S. indexes.

-- Issuance of U.S. Patent Covering CUDC-101

In June 2009, Curis received U.S. Patent Number 7,547,781, entitled “Quinazoline Based EGFR Inhibitors Containing a Zinc Binding Moiety.” This patent covers a genus of compounds that includes CUDC-101, Curis’ first-in-class HDAC/EGFR/Her2 inhibitor, which is currently in Phase I clinical testing, and recognizes the novelty and inventiveness of Curis’ HDAC/EGFR multi-target inhibitors, including CUDC-101.

-- Published Preclinical Data for Hsp90 Molecule CUDC-305 in Clinical Cancer Research

In June 2009, Curis published preclinical data in Clinical Cancer Research in a paper entitled “CUDC-305, a novel synthetic Hsp90 inhibitor with unique pharmacological properties for cancer therapy”. The publication reported that, in addition to demonstrating potent antitumor efficacy against a broad range of cancers in preclinical tumor models as both a single agent and in combination, CUDC-305 exhibits promising pharmacological features in several areas, including high oral bioavailability, tumor selectivity, blood-brain barrier penetration, and extended retention of the compound in tumor tissue relative to normal tissue. Curis believes that these preclinical data support the potential for CUDC-305 to be a best-in-class Hsp90 inhibitor drug candidate.

-- CUDC-305 Presentations at AACR

In April 2009, Curis scientists made two presentations at the American Association for Cancer Research 2009 Annual Meeting related to CUDC-305. Rudi Bao, M.D., Ph.D. made a presentation entitled, “Antitumor activity of CUDC-305, a novel oral Hsp90 inhibitor, in solid and hematological tumor xenograft models,” at a minisymposium session, and Jing Wang, Ph.D, presented a poster entitled, “A novel tumor-specific Hsp90 inhibitor with long lasting biological activity.” These presentations are available on Curis’ website.

-- CU-903 Presentation at Keystone Symposia “PI3 Kinase Signaling in Disease”

In April 2009, Xu Tao, Ph.D., a Curis scientist, delivered an oral presentation at a Keystone Symposia entitled "A single small molecule that inhibits histone deacetylase and phosphatidylinositol-3-kinase.” This presentation was focused on CU-903, a potentially first-in-class multi-target inhibitor of both HDAC and Phosphatidylinositol-3-Kinase, or PI3K, signaling, which also represents the potential depth of Curis’ targeted cancer pipeline. This presentation is available on Curis’ website.

Conference Call Information

Daniel Passeri, President and Chief Executive Officer of Curis, will host a conference call today, July 30, 2009, at 9:00 am EDT, to discuss Curis’ financial results for the second quarter ended June 30, 2009, and corporate developments, plans and strategies.

To access the live conference call, please call (866) 788-0547 from the United States or Canada or (857) 350-1685 from other locations, shortly before 9:00 am EDT. The conference ID number is 73656079. The conference call also can be accessed on the Curis website at www.curis.com in the Investors section. A replay will be available approximately two hours after the completion of the call through 5:00 pm EDT, Thursday, August 13, 2009. To access the replay, please call (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference conference ID number 20416320.

CURIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues	$63,263	$3,107,810	$6,100,390	$5,175,393

Operating expenses:
Research and development	2,281,067	3,200,683	5,197,126	6,676,495
General and administrative	2,029,854	2,124,809	4,124,928	4,540,303
Total operating expenses	4,310,921	5,325,492	9,322,054	11,216,798

Net loss from operations	(4,247,658)	(2,217,682)	(3,221,664)	(6,041,405)

Other income, net	66,272	253,126	165,337	646,182
Net loss	$(4,181,386)	$(1,964,556)	$(3,056,327)	$(5,395,223)

Basic and diluted net loss per common share	$(0.07)	$(0.03)	$(0.05)	$(0.09)
Basic and diluted weighted average common shares outstanding	63,654,519	63,337,647	63,625,299	63,291,592

CURIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2009	December 31, 2008
ASSETS

Cash, cash equivalents and marketable securities	$26,840,196	$28,852,995
Long-term investments – restricted	210,007	210,007
Accounts receivable	39,643	107,341
Property and equipment, net	1,076,460	1,448,176
Goodwill	8,982,000	8,982,000
Other assets	348,315	381,353
Total assets	$37,496,621	$39,981,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$2,257,470	$2,757,276

Total stockholders' equity	35,239,151	37,224,596

Total liabilities and stockholders' equity	$37,496,621	$39,981,872

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new medicines for cancer. In expanding its drug development efforts in the field of cancer through its targeted cancer programs, Curis is building upon its previous experiences in targeting signaling pathways for the development of next generation targeted cancer therapies. For more information, visit Curis’ website at www.curis.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation: statements regarding Curis’ estimate regarding the period in which it will have available cash to fund its operations and the ability of Curis and its collaborators to advance its cancer programs under development. Forward-looking statements used in this press release may contain the words "believes", "expects", "anticipates", "plans", "seeks", "estimates", "will", "may" or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from those indicated by such forward-looking statements including, among other things:

  Curis may experience adverse results, delays and/or failures in its internal drug development programs.
  Curis’ collaborator, Genentech, may experience adverse results, delays and/or failures in the Hedgehog Pathway Inhibitor program currently under clinical development.
  Curis may experience difficulties or delays in obtaining or maintaining required regulatory approvals for products under development both internally and through its collaborations with Genentech.
  Curis may not be able to obtain or maintain the intellectual property protection necessary for the development and commercialization of drug candidates based on its technologies.
  Curis may not be able to obtain the additional funding required to conduct research and development of its drug candidates.
  Curis may experience unplanned cash requirements and expenditures which, among other things, could shorten the estimated period in which Curis will have cash to fund its operations and which could also adversely affect Curis’ estimated operating expenses for 2009 and beyond.
  Curis faces risks relating to its ability to enter into and maintain planned collaborations for development candidates under its targeted cancer programs, its ability to maintain its current collaborations with Genentech and the risk that any such collaborators will not perform adequately.
  Curis also faces other risk factors identified in its most recent Annual Report on Form 10-K and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views only as of today and should not be relied upon as representing Curis’ views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

CONTACT:
Curis, Inc.
Michael P. Gray, 617-503-6632
Chief Operating and Chief Financial Officer
mgray@curis.com